Exhibit 99.1

DBC
DEBUT BROADCASTING CORPORATION, INC.

FOR IMMEDIATE RELEASE:

Press Contact: Marcus Rowe – Director of Marketing and Communications
Ph: 615-301-0001, ext. 104
E: marcus.rowe@themarketinggroup.com

Debut Broadcasting Announces Third Quarter Results; Lays Out Next Phase of Growth Plan

NASHVILLE, TN – Debut Broadcasting Corporation, Inc. (NASDAQ: DBTB.OB) announced today that it has filed its third-quarter results, and management also made its first public comments about the next phase of the company's growth plan.

This is the first full quarter for the company with Radio Station Operations fully-active. Company VP/Radio Operations, John Patrick Bowler, reports that format changes, studio and tower rebuilds, and new staffing objectives were all completed in the quarter and revenue growth has followed in line with expectations. "Life-threatening illness of the General Manager, which resulted in his early retirement, and weather delays related to the tower rebuild have been significant challenges," said CEO Steven Ludwig. "But we've worked through those uncontrollable issues, all administrative controls will be in place before the end of the year, and we're happy with the progress there. The management team has confidence the operational system is ready to be rolled out into additional markets."

The company is in final negotiations to purchase Radio Stations in two (2) additional markets, subject to satisfaction of financing contingencies. Details will be announced when the contingencies have been met and the transactions are filed with the Federal Communications Commission (FCC) for regulatory approval. This next phase of acquisition, if successful, would keep the company on a pace to expand into eight (8) additional markets during 2008.

The company's Radio syndication unit, Impact Radio Networks, continued expansion in the third quarter as well. The company has completed five new content agreements, including one with TV Guide Network and former American Idol finalist Kimberly Caldwell, to create a daily entertainment feature. The new "Hands-Free Digital Delivery System" is beginning its planned roll-out on-schedule, and new 24-hour programming developed from a synergy with Radio Station Operations is launching in fourth quarter. Jason Turner, General Manager of Impact Radio Networks, reports that key operational timelines are being met and the company continues to aggressively pursue additional content development.

The company has also signed an agreement with GAP Broadcasting, which owns approximately 60 Radio Stations in Texas, Oklahoma, Louisiana, and Arkansas that will add substantial new business to the company's remnant inventory program called Impact Network during 2008. The company is in the process of adjusting its 2008 projections based on this new agreement, but will likely have no public comment on the revenue potential of the agreement until later this year.

Second-quarter results were also re-stated to remove the subsidiary Media Sentiment, which is being spun off pursuant to the company's reverse merger agreement this past May.

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About Debut Broadcasting Corporation, Inc.
Debut Broadcasting Corporation, Inc. (NASDAQ:DBTB.OB) is a Radio broadcasting company that creates unique synergies between syndicated programming and station ownership. The Company's nine-year old radio syndication company, Impact Radio networks (www.ImpactRadioNetworks.com) distributes programming and services to over 1,000 radio station affiliates in the United States and Canada, reaching over 40 million listeners nationwide each week. Debut Broadcasting is a newly public company trading under the ticker symbol DBTB.OB. For more information about the company please visit www.debutbroadcasting.com or e-mail ir@debutbroadcasting.com.